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Exhibit 10(c)

CREDIT AGREEMENT

dated as of

December 31, 2004

among

Tenet Healthcare Corporation,

The Lenders,

Citicorp USA, Inc.,
as Syndication Agent

and

Bank of America, N.A.
as Administrative Agent and LC Issuing Bank

Arranged by:

Banc of America Securities LLC
and
Citigroup Global Markets Inc.
as Joint Lead Arrangers and Joint Book Managers

[All schedules and exhibits are omitted from this filing.]

CREDIT AGREEMENT

        CREDIT AGREEMENT dated as of December 31, 2004 among TENET HEALTHCARE CORPORATION, a Nevada corporation, the Lenders, Citicorp USA, Inc., as Syndication Agent and Bank of America, N.A., as Administrative Agent and LC Issuing Bank.

        The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01 Definitions.

        The following terms, as used herein, have the following meanings:

        "Administrative Agent" means Bank of America, N.A., in its capacity as Administrative Agent for the Lenders hereunder, and its successors in such capacity.

        "Administrative Agent Fee Letter" means the letter agreement dated December 31, 2004 among the Borrower and the Administrative Agent.

        "Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

        "Affiliate" means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Person (a "Controlling Person") or (ii) any Person which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person by voting securities, by contract or otherwise.

        "Aggregate LC Exposure" means at any time the sum, without duplication, of (i) the aggregate amount that is (or may thereafter become) available for drawing under all Letters of Credit outstanding at such time and (ii) the aggregate unpaid amount of all LC Reimbursement Obligations outstanding at such time.

        "Approved Fund" means any Fund that is managed (whether as manager or administrator) by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

        "Assignment of Collateral Account" means that certain Assignment of Collateral Account and Security Agreement dated as of the Closing Date executed by the Borrower in favor of the Administrative Agent, as amended or modified from time to time.

        "Availability Period" means the period from and including the Closing Date to but excluding the Termination Date.

        "Bank of America" means Bank of America, N.A. and its successors.

        "BAS" means Banc of America Securities LLC or its successor.

        "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

        "Borrower" means Tenet Healthcare Corporation, a Nevada corporation, and its successors.

        "Borrower's Existing Credit Agreement" means the Five Year Credit Agreement dated as of March 1, 2001, as amended, among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A. (as successor to Morgan Guaranty Trust Company of New York), as administrative agent and the other agents party thereto as in effect immediately before the Closing Date.

        "Closing Date" means December 31, 2004.

        "Collateral" means the collective reference to all property with respect to which liens in favor of the Administrative Agent are granted pursuant to and in accordance with the Security Documents.

        "Commitment" means (i) with respect to any Lender listed on the Commitment Schedule, the amount set forth opposite its name on the Schedule 1.01 as its Commitment or (ii) with respect to any Eligible Assignee, the amount of the transferor Lender's Commitment assigned to such Eligible Assignee pursuant to Section 9.06(c), as such amount may be changed as result of an assignment pursuant to Section 9.06(c).

        "Commitment Percentage" means, with respect to any Lender at any time, the percentage which the amount of such Lender's Commitment at such time represents of the aggregate amount of all of the Lenders' Commitments at such time. At any time after the Commitments shall have terminated, the term "Commitment Percentage" shall refer to a Lender's Commitment Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(c).

        "Commitment Schedule" means the Commitment Schedule in Schedule 1.01 attached hereto.

        "Continuing Director" means (i) any individual who is a director of the Borrower on the date of this Agreement and (ii) any individual who becomes a director of the Borrower after the date of this Agreement and is elected or nominated for election as a director of the Borrower by a majority of the individuals who were Continuing Directors immediately before such election or nomination.

        "Credit Exposure" means, with respect to any Lender at any time, (i) the amount of its Commitment at such time or (ii) if its Commitment shall have terminated, an amount equal to its LC Exposure at such time.

        "Credit Parties" means the Borrower and the Subsidiary Guarantors, and "Credit Party" means any one of them.

        "CUSA" means Citicorp USA, Inc. or its successors.

        "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and deferred compensation payable to members of management of such Person, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all obligations pursuant to any Synthetic Lease, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person (such Debt of such Person to be in a principal amount equal to the lesser of (x) the outstanding principal amount of the Debt so secured and (y) the book value of such asset or assets) and (vii) all Guarantees by such Person of obligations of other Persons of the types described in the foregoing clauses (i) through (vi), inclusive (any such Guarantee to be included in any calculation of the amount of such Person's Debt at an amount equal to the principal amount guaranteed thereby). If such Person Guarantees Debt of another Person by causing a letter of credit to be issued in support thereof, the "Debt" of such Person includes (without duplication) such Person's obligation to reimburse the issuing bank for drawings (including any future drawings) in respect of principal under such letter of credit.

        "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

        "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks are authorized by law to close in the state where the Administrative Agent's Office is located, as set forth on Schedule 9.01.

        "Domestic Hospital Subsidiary" means each Domestic Subsidiary that (i) owns or operates a hospital facility (other than any such facility with respect to which the Borrower publicly announced on or before January 28, 2004 the discontinuation of operations) or (ii) owns an Investment in a Domestic Hospital Subsidiary.

        "Domestic Subsidiary" means each Subsidiary which is not a "controlled foreign corporation" within the meaning of the Internal Revenue Code.

        "Domestic Lending Office" means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

        "Eligible Assignee" means (a) a Lender; (b) an affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Administrative Agent and the LC Issuing Bank, and unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment amount threshold), the Borrower shall be deemed to have given its consent five Domestic Business Days after the date notice thereof has been delivered to the Borrower by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Domestic Business Day.

        "Environmental Laws" means any and all federal, state and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

        "Equity Interest" means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a partnership, any partnership interest (whether general or limited), (iii) in the case of any other business entity, any participation or other interest in the equity or profits thereof or (iv) any warrant, option or other right to acquire any Equity Interest described in the foregoing clauses (i), (ii) and (iii), other than a right to convert a debt security into, or exchange a debt security for, any such Equity Interest.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

        "ERISA Group" means the Borrower, its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

        "Events of Default" has the meaning set forth in Section 6.01.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Letters of Credit" means those standby letters of credit identified on Schedule 3.03.

        "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

        "Fee Letter" means the letter agreement dated December 31, 2004 among the Borrower, the Administrative Agent, BAS, CUSA and Citigroup Global Markets Inc.

        "Financial Obligations" of any Person means at any date, without duplication:

            (i)  Debt of such Person,

           (ii)  all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument or to make any payment pursuant to a Hedging Obligation, and

          (iii)  all Guarantees by such Person of Financial Obligations of other Persons of the types described in clauses (i) and (ii) of this definition.

        "Financing Documents" means this Agreement (including the Schedules and Exhibits hereto), the Letters of Credit, the Security Documents, the Fee Letter, and the Administrative Agent Fee Letter, and "Financing Document"means any one of them.

        "Fiscal Quarter" means a fiscal quarter of the Borrower.

        "Fiscal Year" means a fiscal year of the Borrower.

        "Fund" means any Person (other than a natural Person) that is (or will be) engaged in purchasing, holding or otherwise investing in revolving commercial loans in the ordinary course of its business.

        "GAAP" means at any time generally accepted accounting principles as then in effect in the United States, applied on a basis consistent (except for changes with which the Borrower's independent public accountants have concurred) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries theretofore delivered to the Lenders.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other payment obligation of any other Person, including without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other payment obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other payment obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantee and Pledge Agreement" means that certain Guarantee and Pledge Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Credit Parties, as amended or modified from time to time.

        "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

        "Healthcare Business" means any going concern healthcare business or any other going concern business that is related or ancillary to one or more Healthcare Facilities or healthcare businesses.

        "Healthcare Facility" means a hospital, outpatient clinic, long-term care facility, medical office building or other comparable facility that is used or useful in providing healthcare services.

        "Hedging Obligation" means, with respect to any Person, any obligation of such Person under (i) any interest rate swap agreement, interest rate cap agreement or interest rate collar agreement, (ii) any foreign exchange contract or currency swap agreement or (iii) any other agreement or arrangement of a type designed to protect a Person against fluctuations in interest rates or currency exchange rates.

        "Indemnitee" has the meaning set forth in Section 9.03(b).

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

        "Investment" means, with respect to any Person, any investment by such Person in any other Person (including an Affiliate) in the form of loans, capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        "LC Exposure" means, with respect to any Lender at any time, an amount equal to its Commitment Percentage of the Aggregate LC Exposure at such time.

        "LC Fee Rate" means, at any date, a rate per annum equal to 1.5%.

        "LC Indemnitees" has the meaning set forth in Section 2.01(l).

        "LC Issuing Bank" means Bank of America in its capacity as issuer of the Letters of Credit hereunder, or any successor or assign.

        "LC Office" means, with respect to the LC Issuing Bank, the office at which it books the Letters of Credit.

        "LC Payment Date" has the meaning set forth in Section 2.01(h).

        "LC Reimbursement Due Date" has the meaning set forth in Section 2.01(i).

        "LC Reimbursement Obligations" means, at any time, all obligations of the Borrower to reimburse the LC Issuing Bank for amounts paid by the LC Issuing Bank in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.01(j).

        "Lender" means each lender listed on the Commitment Schedule, each Eligible Assignee which becomes a Lender pursuant to Section 9.06(c), and their respective successors.

        "Lending Parties" means the Lenders, the LC Issuing Bank and the Administrative Agent.

        "Letter of Credit" means a standby letter of credit issued hereunder by the LC Issuing Bank and shall include the Existing Letters of Credit.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

        "Material Adverse Effect" means a material adverse effect on the business, operations, properties, financial condition or prospects of the Borrower and its Subsidiaries, considered as a whole.

        "Material Financial Obligations" means non-contingent Financial Obligations (other than the LC Reimbursement Obligations) of the Borrower and/or one or more Subsidiaries, arising in one or more related transactions, in an aggregate principal or face amount exceeding $70,000,000; provided that, for purposes of this definition and clause (g) of Section 6.01, (i) contingent obligations of the Borrower or any Subsidiary to reimburse a bank or other Person for amounts not yet drawn under a letter of credit or similar instrument shall be deemed to be non-contingent (and to have been accelerated) if they are required to be prepaid or cash collateralized as a result of a default under the relevant reimbursement agreement, (ii) contingent obligations of the Borrower or any Subsidiary under any Hedging Obligation shall be deemed to be non-contingent (and to have been accelerated) if such Hedging Obligation is terminated by reason of a default by the Borrower or any Subsidiary and (iii) in no event shall the Metrocrest Lease, or any obligation of the Borrower or any of its Subsidiaries thereunder or with respect thereto or under or with respect to any financing of the Healthcare Facility subject to the Metrocrest Lease by the Metrocrest Hospital Authority or any successor owner of such facility, constitute a Material Financial Obligation.

        "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $70,000,000.

        "Material Subsidiary" means any Subsidiary of the Borrower, except a Subsidiary that has assets of less than $70,000,000 and liabilities of less than $70,000,000.

        "Metrocrest Lease" means the Fifth Amendment and Restatement of Lease Agreement dated as of November 1, 1994 between Metrocrest Hospital Authority, as lessor, and Tenet HealthSystems Hospitals Dallas, Inc. (formerly NME Hospitals Dallas, Inc.), as lessee, as the same has been or may be amended, restated, modified, renewed or replaced from time to time, which Metrocrest Lease shall be limited to the lease of the RHD Memorial Medical Center, the Trinity Medical Center and related facilities, including, without limitation, medical office buildings and parking structures.

        "Metrocrest Reimbursement Agreement" means the Letter of Credit and Reimbursement Agreement dated as of November 1, 1994 among the Borrower, the banks party thereto, and The Bank of New York, as Issuing Bank and Agent thereunder, as amended from time to time.

        "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

        "Non-Recourse Purchase Money Debt" of any Person means Debt incurred to finance additions to its property, plant and equipment (or to refinance Debt incurred for such purpose); provided that the lender or other obligee of such Debt has no recourse (except for breach of representations, warranties and/or covenants customary in asset-based financing) to assets of such Person, the Borrower or any Subsidiary other than the assets financed or refinanced by such Debt and cash flows attributable to such assets.

        "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

        "Outstanding Committed Amount" means, with respect to any Lender at any time, the sum of its LC Exposure, determined at such time after giving effect to any prior assignments by or to such Lender pursuant to Section 9.06(c).

        "Parent" means, with respect to any Lender, any Person controlling such Lender.

        "Participant" has the meaning set forth in Section 9.06(b).

        "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

        "Prime Rate" the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

        "Required Lenders" means at any time Lenders having more than 50% of the aggregate amount of the Credit Exposures at such time.

        "Restricted Payment" has the meaning set forth in Section 5.12.

        "SEC" means the United States Securities and Exchange Commission.

        "Secured Obligations" has the meaning specified in the Guarantee and Pledge Agreement.

        "Security Documents" means the Guarantee and Pledge Agreement, the Assignment of Collateral Account and each other security agreement, instrument or document executed and delivered to secure any of the Secured Obligations.

        "Senior Officer of the Borrower" means an Executive Vice President, a Senior Vice President or the Treasurer of the Borrower.

        "Subsidiary" means, as to any Person at any date, any corporation or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

        "Subsidiary Guarantors" means each Domestic Hospital Subsidiary of the Borrower now existing or hereafter organized or acquired, other than Creighton Saint Joseph Regional Healthcare System, L.L.C. and TCC Partners.

        "Syndication Agent" means Citicorp USA, Inc., and its successors in such capacity.

        "Synthetic Lease" means a lease as to which (i) the obligations of the lessee are not capitalized in accordance with GAAP but (ii) the lessee is treated as owner of the leased property for purposes of the Internal Revenue Code.

        "Termination Date" means December 31, 2005.

        "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

        "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

Section 1.02 Accounting Terms and Determinations.

        Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE 2
THE LETTERS OF CREDIT

Section 2.01 Letters of Credit.

          (a)   Issuance. The LC Issuing Bank agrees, on the terms and conditions set forth in this Agreement, to issue at the request of the Borrower the Letters of Credit that the LC Issuing Bank has agreed with the Borrower to issue; provided that (i) no Letter of Credit shall be issued after the date that is thirty days before the Termination Date and (ii) immediately after each such Letter of Credit is issued and participations therein are sold to the Lenders as provided in this subsection, no Lender's Outstanding Committed Amount shall exceed its Commitment. Whenever the LC Issuing Bank issues a Letter of Credit hereunder, the LC Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender (including the LC Issuing Bank in its capacity as a Lender), and each Lender shall be deemed, without further action by any party hereto, to have purchased from the LC Issuing Bank, a participation in such Letter of Credit, on the terms specified in this Section, equal to such Lender's Commitment Percentage thereof.

          (b)   Notice of Proposed Issuance. With respect to each Letter of Credit, the Borrower shall give the LC Issuing Bank and the Administrative Agent at least three Domestic Business Days' prior notice (i) specifying the date such Letter of Credit is to be issued and (ii) describing the proposed terms of such Letter of Credit and the nature of the transactions to be supported thereby. Promptly after it receives such notice, the Administrative Agent shall notify each Lender of the contents thereof.

          (c)   Conditions to Issuance. The LC Issuing Bank shall not issue any Letter of Credit unless:

            (i)    such Letter of Credit shall be satisfactory in form and substance to the LC Issuing Bank,

            (ii)   the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the LC Issuing Bank shall have reasonably requested,

            (iii)  the LC Issuing Bank shall have confirmed with the Administrative Agent on the date of such issuance that the limitation specified in subsection (a)(ii) of this Section will not be exceeded immediately after such Letter of Credit is issued and

            (iv)  the LC Issuing Bank shall not have been notified in writing by the Borrower, the Administrative Agent or the Required Lenders that any condition specified in clause (b), (c) or (d) of Section 3.02 is not satisfied at the time such Letter of Credit is to be issued.

          Furthermore, the LC Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

            (i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuing Bank from issuing such Letter of Credit, or any law applicable to the LC Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuing Bank shall prohibit, or request that the LC Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the LC Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the LC Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Issuing Bank in good faith deems material to it; or

            (ii)   the issuance of such Letter of Credit would violate one or more policies of the LC Issuing Bank.

          (d)   Notice of Actual Issuance. Promptly after it issues any Letter of Credit, the LC Issuing Bank shall notify the Administrative Agent of the date, face amount, beneficiary or beneficiaries and expiry date of such Letter of Credit. Promptly after it receives such notice, the Administrative Agent shall notify each Lender of the contents thereof and the amount of such Lender's participation in such Letter of Credit.

          (e)   Expiry Dates. No Letter of Credit (other than the Existing Letter identified on Schedule 2.01, the expiry date of which shall be automatically extended to January 31, 2006) shall have an expiry date later than the fifth Domestic Business Day before the Termination Date; provided, that the expiry date of any Letter of Credit may be extended at the Borrower's request delivered pursuant to Section 2.01(f) so long as such extension has been approved by all of the Lenders.

          (f)    Notice of Proposed Extensions of Expiry Dates. Such request by the Borrower for extension shall be delivered to the LC Issuing Bank and the Administrative Agent at least ten Domestic Business Days prior to the requested extension date (but such request shall not be permitted to be made sooner than 45 days prior to the existing expiry date of the applicable Letter of Credit and the Lenders shall not be requested to grant such request sooner than 30 days prior to the existing expiry date of the applicable Letter of Credit) and shall identify such Letter of Credit, the date on which the Borrower requests its extension and the date on which the Borrower desires the extension. Promptly after it receives such notice, the Administrative Agent shall notify each Lender of the contents thereof. The LC Issuing Bank shall only extend (or allow the extension of) the expiry date of any Letter of Credit if (i) such extension has been approved by all of the Lenders and (ii) the LC Issuing Bank shall not have been notified by the Administrative Agent or the Required Lenders that any condition specified in clause (b), (c) or (d) of Section 3.02 is not satisfied at the time of such proposed extension. If any Letter of Credit is not extended after request for extension thereof has been made by the Borrower, the Administrative Agent shall notify each Lender thereof. For the avoidance of doubt, it is agreed by the parties hereto that the Existing Letters of Credit that have automatic extension provisions will not be permitted to be extended by the LC Issuing Bank unless such extension is approved by the Lenders in their sole discretion.

          (g)   Fees.

            (i)    The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their Commitment Percentages, a letter of credit fee for each day at the LC Fee Rate for such day on the aggregate amount available for drawing (whether or not conditions for drawing have been satisfied) under all Letters of Credit outstanding at the close of business on such day (the "Letter of Credit Fees"). Such Letter of Credit Fee shall be payable with respect to each Letter of Credit in arrears on the last Domestic Business Day of each calendar quarter and on the Termination Date.

            (ii)   The Borrower shall pay directly to the LC Issuing Bank for its own account a fronting fee at the rate per annum specified in the Administrative Agent Fee Letter, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date and thereafter on demand. In addition, the Borrower shall pay directly to the LC Issuing Bank for its own account the customary issuance, presentation, amendment and other credit processing fees, and other standard costs and charges, of the LC Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

          (h)   Drawings. If the LC Issuing Bank receives a demand for payment under any Letter of Credit and determines that such demand should be honored, the LC Issuing Bank shall (i) promptly notify the Borrower and the Administrative Agent as to the amount to be paid by the LC Issuing Bank as a result of such demand and the date of such payment (an "LC Payment Date") and (ii) make such payment in accordance with the terms of such Letter of Credit.

          (i)    Reimbursement by the Borrower.

            (i)    If any amount is drawn under any Letter of Credit, the Borrower irrevocably and unconditionally agrees to reimburse the LC Issuing Bank for such amount, together with any and all reasonable charges and expenses which the LC Issuing Bank may pay or incur relative to such drawing. Such reimbursement shall be due and payable on the relevant LC Payment Date or the date on which the LC Issuing Bank notifies the Borrower of such drawing, whichever is later; provided that, if such notice is given after 10:00 A.M. (New York City time) on the later of such dates, such reimbursement shall be due and payable on the next following Domestic Business Day (the date on which it is due and payable being an "LC Reimbursement Due Date").

            (ii)   In addition, the Borrower agrees to pay, on the applicable LC Reimbursement Due Date, interest on each amount drawn under a Letter of Credit, for each day from and including the date such amount is drawn to but excluding such LC Reimbursement Due Date, at the Base Rate for such day. The Borrower also agrees to pay, on demand, interest on any overdue amount (including any overdue interest) payable under this subsection (ii), for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

            (iii)  Each payment by the Borrower pursuant to this subsection (i) shall be made to the LC Issuing Bank in Federal or other funds immediately available to it at its address referred to in Section 9.01.

          (j)    Payments by Lenders.

            (i)    If the Borrower fails to pay any LC Reimbursement Obligation in full when due, the Administrative Agent shall notify the Lenders of the unreimbursed amount and request that the Lenders reimburse the Administrative Agent, for the account of the LC Issuing Bank, for their respective Commitment Percentages thereof. Upon receiving such notice from the Administrative Agent, each Lender shall make available to the Administrative Agent, for the account of the LC Issuing Bank, at its address referred to in Section 9.01, an amount equal to such Lender's Commitment Percentage of such unreimbursed amount, in Federal or other funds immediately available to the Administrative Agent, for the account of the LC Issuing Bank, by 3:00 P.M. (New York City time) (A) on the date such Lender receives such notice if it is received at or before 12:00 Noon (New York City time) on such day or (B) on the next Domestic Business Day if such notice is received after 12:00 Noon (New York City time) on the date of receipt, in each case together with interest on such amount for each day from and including the relevant LC Payment Date to but excluding the day such payment is due from such Lender at the Federal Funds Rate for such day. Upon payment in full thereof, such Lender shall be subrogated to the rights of the LC Issuing Bank against the Borrower to the extent of such Lender's Commitment Percentage of the related LC Reimbursement Obligation (including interest accrued thereon).

            (ii)   If any Lender fails to pay when due any amount to be paid by it pursuant to clause (i) of this subsection, interest shall accrue on such Lender's obligation to make such payment, for each day from and including the date such payment became due to but excluding the date such Lender makes such payment, at a rate per annum equal to (x) for each day from the day such payment is due to the third succeeding Domestic Business Day, inclusive, the Federal Funds Rate for such day and (y) for each day thereafter the sum of 2% plus the Base Rate for such day.

            (iii)  If the Borrower shall reimburse the Administrative Agent, for the account of the LC Issuing Bank, for any drawing with respect to which any Lender shall have made funds available to the Administrative Agent, for the account of the LC Issuing Bank, in accordance with clause (i) of this subsection, the Administrative Agent, for the account of the LC Issuing Bank, shall promptly upon receipt of such reimbursement distribute to such Lender its Commitment Percentage thereof, including interest, to the extent received by the Administrative Agent, for the account of the LC Issuing Bank.

          (k)   Exculpatory Provisions. The Borrower's obligations under this Section shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuing Bank, any Lender, any beneficiary of any Letter of Credit or any other Person. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use of such Letter of Credit by such beneficiary. None of the Lenders, the LC Issuing Bank, (in the absence of its own gross negligence or willful misconduct) and their respective officers, directors, employees and agents shall be responsible for, and the obligations of each Lender to make payments to the LC Issuing Bank and of the Borrower to reimburse the LC Issuing Bank for drawings pursuant to this Section (other than obligations resulting solely from the gross negligence or willful misconduct of the LC Issuing Bank) shall not be excused or affected by, among other things, (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents presented under any Letter of Credit or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the LC Issuing Bank against presentation of documents to it which do not comply with the terms of the relevant Letter of Credit or (iv) any dispute between or among the Borrower, any beneficiary of any Letter of Credit or any other Person or any claims or defenses whatsoever of the Borrower or any other Person against any beneficiary of any Letter of Credit. The LC Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Any action taken or omitted by the LC Issuing Bank or any Lender in connection with any Letter of Credit and the related drafts and documents, if done without willful misconduct or gross negligence, shall be binding upon the Borrower and shall not place the LC Issuing Bank or any Lender under any liability to the Borrower.

          (l)    Indemnification by Borrower. The Borrower agrees to indemnify and hold harmless each Lender, the LC Issuing Bank and the Administrative Agent (collectively, the "LC Indemnitees") from and against any and all claims, damages, losses, liabilities, reasonable costs and reasonable expenses (including, without limitation, the reasonable fees and disbursements of counsel) which such LC Indemnitee may incur (or which may be claimed against such LC Indemnitee by any Person whatsoever) by reason of or in connection with any execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit; provided that the Borrower shall not be required to indemnify the LC Issuing Bank for any such claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) its own willful misconduct or gross negligence or (ii) its failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this subsection is intended to limit the obligations of the Borrower under any other provision of this Section.

          (m)  Indemnification by Lenders. The Lenders shall, ratably in proportion to their Commitment Percentages, indemnify the LC Issuing Bank (to the extent not reimbursed by the Borrower) against any claims, damages, losses, liabilities, reasonable costs and reasonable expenses (including, without limitation, reasonable fees and disbursements of counsel) that any such indemnitee may suffer or incur in connection with this Section or any action taken or omitted by such indemnitee under this Section; provided that the Lenders shall not be required to indemnify the LC Issuing Bank for any such claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) its own gross negligence or willful misconduct, (ii) its failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and condition of such Letter of Credit, (iii) its liabilities under any Letter of Credit issued by it in contravention of clause (iii) (to the extent that the limitations referred to therein were in fact exceeded) or clause (iv) of subsection (c) of this Section or (iv) its liabilities under any Letter of Credit extended (or allowed to be automatically extended) by it in contravention of clause (i) or (ii) of subsection (f) of this Section.

          (n)   Liability for Damages. Nothing in this Section shall preclude the Borrower or any Lender from asserting against the LC Issuing Bank any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (A) the willful misconduct or gross negligence of the LC Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms thereof or (B) the LC Issuing Bank's failure to pay under any such Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions thereof.

          (o)   Dual Capacities. In its capacity as a Lender, the LC Issuing Bank shall have the same rights and obligations under this Section as any other Lender.

          (p)   Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or any documents related thereto, whether or not such maximum face amount is in effect at such time.

          (q)   Applicability of ISP. Unless otherwise expressly agreed by the LC Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

Section 2.02 Termination or Reduction of Commitments.

        The Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if there are no LC Exposures outstanding at such time, or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any multiple of $1,000,000 in excess thereof, the aggregate amount of the Commitments in excess of the Aggregate LC Exposure at such time. Unless previously terminated, the Commitments shall terminate at the close of business on the Termination Date.

Section 2.03 General Provisions as to Payments.

          (a)   The Borrower shall make each payment of LC Reimbursement Obligations, and of fees hereunder (other than fees payable directly to the LC Issuing Bank), not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01 and without reduction by reason of set-off or counterclaim. The Administrative Agent will promptly distribute to each Lender its ratable share (if any) of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of LC Reimbursement Obligations or any payment of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.

          (b)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.04 Computation of Interest and Fees.

        All interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE 3
CONDITIONS

Section 3.01 Closing.

        This Agreement shall become effective when all the following conditions have been satisfied:

          (a)   the Administrative Agent shall have received executed counterparts of this Agreement and the other Financing Documents, each properly executed by the applicable Credit Parties and, in the case of this Agreement, the Lenders;

          (b)   the Administrative Agent shall have received evidence satisfactory to it that the Borrower's Existing Credit Agreement has been simultaneously repaid in full and terminated;

          (c)   the Administrative Agent shall have received the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent:

            (i)    copies of the Organization Documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date;

            (ii)   such incumbency certificates and/or other certificates of responsible officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each responsible officer thereof authorized to act as a responsible officer in connection with this Agreement and the other Financing Documents to which the Borrower is a party; and

            (iii)  such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

          (d)   the Administrative Agent shall have received an opinion of Gibson, Dunn & Crutcher LLP, special counsel for the Credit Parties dated the Closing Date, covering such matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably request;

          (e)   the Borrower shall have pledged and deposited with the Administrative Agent, for the benefit of the LC Issuing Bank and the Lenders, cash in an amount equal to 105% of the Aggregate LC Exposure pursuant to the terms and conditions of the Assignment of Collateral Account;

          (f)    all outstanding Investments in any Subsidiary Guarantor owned by any Credit Party shall have been pledged pursuant to the Guarantee and Pledge Agreement and the Administrative Agent shall have received all certificates or other instruments representing such Investments, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

          (g)   all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Guarantee and Pledge Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

          (h)   each Credit Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder;

          (i)    each Credit Party shall have taken all other action required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder;

          (j)    the Borrower shall have paid or made arrangements satisfactory to the Administrative Agent for paying all expenses payable by the Borrower on or before the Closing Date pursuant to Section 9.03(a); and

          (k)   the Administrative Agent shall have received all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Financing Documents and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

        When this Agreement becomes effective, the Administrative Agent shall promptly notify the Borrower and the Lenders that it is effective, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02 Issuances or Extensions of Letters of Credit.

        The obligation of the LC Issuing Bank to issue (or extend or allow the extension of the expiry date of) any Letter of Credit is each subject to the satisfaction of the following conditions:

          (a)   receipt by the LC Issuing Bank of a notice of proposed issuance or extension as required by Section 2.01(a), (d) or (f), as the case may be;

          (b)   the fact that, immediately after such issuance or extension of a Letter of Credit, the sum of the Aggregate LC Exposure will not exceed the aggregate amount of the Commitments;

          (c)   the fact that, immediately before and after such issuance or extension of a Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

          (d)   the fact that the representations and warranties of the Borrower contained in the Financing Documents shall be true on and as of the date of such issuance or extension of a Letter of Credit; and

          (e)   the Required Lenders have not provided notice to the Administrative Agent that, in their good faith determination, there has been a material adverse change since December 31, 2003 in the business, operations, properties, financial condition or prospects of the Borrower and its Subsidiaries, considered as a whole.

        Each issuance or extension of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such issuance or extension of a Letter of Credit as to the facts specified in clauses (b), (c) and (d) of this Section.

Section 3.03 Existing Letters of Credit.

        All Existing Letters of Credit shall be deemed for all purposes of this Agreement a Letter of Credit issued hereunder on the Closing Date, as to which each Lender has a participation to the extent of its Commitment Percentage thereof.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants that:

Section 4.01 Corporate Existence and Power.

        The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02 Corporate and Governmental Authorization.

        The execution, delivery and performance by the Borrower of the Financing Documents (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower, (v) do not constitute a breach of or default under any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, except for breaches and defaults which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or have an adverse effect on the validity or enforceability of any material provision of any Financing Document, or (vi) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 4.03 Binding Effect.

        This Agreement constitutes a valid and binding agreement of the Borrower and the Letters of Credit, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable against the Borrower in accordance with its terms.

Section 4.04 Financial Information.

          (a)   The consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2003 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the Fiscal Year then ended, reported on by KPMG LLP and set forth in the Borrower's 2003 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

          (b)   The unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2004 and the related unaudited condensed consolidated statements of operations and cash flows for the six months then ended, set forth in the Borrower's quarterly report on Form 10-Q for the Fiscal Quarter ended September 30, 2004, a copy of which has been delivered to each of the Lenders, fairly present, on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).

Section 4.05 Litigation.

        Except as described in Schedule 4.05 hereto, there are no actions, investigations, suits or proceedings pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Subsidiaries or any of their respective properties, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of adverse decisions which in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 4.06 Compliance with ERISA.

        Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07 Compliance with Laws.

        The Borrower and its Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations (including without limitation health care laws, rules and regulations), other than such laws, rules or regulations (i) the validity or applicability of which the Borrower or such Subsidiary is contesting in good faith by appropriate proceedings or (ii) failures to comply with which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.08 Environmental Matters.

        The Borrower has reviewed the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, and has in good faith attempted to identify and evaluate the associated liabilities and costs (including, without limitation, capital or operating expenditures required for clean-up or closure of properties presently or previously owned, capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of the foregoing review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

Section 4.09 Taxes.

        The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due on such returns or pursuant to any assessment received by any of them (unless such assessment is being contested in good faith by appropriate proceedings). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.10 Material Subsidiaries.

        Each Material Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The exact legal name and state of organization of the Borrower is as set forth on the signature page hereto.

Section 4.11 Certain Laws Not Applicable.

        The Borrower is neither an "investment company" nor a Person directly or indirectly "controlled" by or "acting on behalf of" an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Borrower is neither a "holding company", nor an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

Section 4.12 Full Disclosure.

        All information heretofore furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, taken as a whole, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts which have or may (to the extent the Borrower can now reasonably foresee) have a Material Adverse Effect.

ARTICLE 5
COVENANTS

        The Borrower agrees that, so long as any Lender has any Credit Exposure hereunder or any interest or fees accrued hereunder remain unpaid:

Section 5.01 Information.

        The Borrower will deliver to each Lender:

          (a)   as soon as available and in any event within 105 days after the end of each Fiscal Year, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related audited consolidated statements of operations, cash flows and changes in stockholders' equity for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on in a manner acceptable to the SEC by KPMG LLP or other independent public accountants of nationally recognized standing;

          (b)   as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, the related condensed consolidated statements of operations for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter and the related condensed consolidated statement of cash flows for the portion of the Fiscal Year then ended, setting forth in the case of such condensed consolidated statements of operations and cash flows in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency with GAAP by a Senior Officer of the Borrower;

          (c)   concurrently with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Senior Officer of the Borrower stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d)   simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement by the firm of independent public accountants which reported on such statements that, in making the examination necessary for reporting on such financial statements, they did not obtain knowledge of any Default hereunder except as described in such statement;

          (e)   within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of a Senior Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (f)    promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed, as well as a condensed consolidated balance sheet of each Subsidiary Guarantor as at the end of, and a condensed consolidated statement of operations of each Subsidiary Guarantor for, the fiscal period covered by such consolidated financial statements, certified by a Senior Officer as having been prepared by the Borrower in accordance with its customary practices and utilized in the preparation of the consolidated financial statements delivered concurrently therewith;

          (g)   promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;

          (h)   if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA or premium-related penalties) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Senior Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

          (i)    from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Section 5.02 Maintenance of Property; Insurance.

          (a)   The Borrower and each Material Subsidiary will keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

          (b)   The Borrower and each Material Subsidiary will maintain, with financially sound and reputable insurance companies (which may be Affiliates of the Borrower or part of the Borrower's self-insurance program) insurance on all their properties in at least such amounts and against at least such risks as are usually insured against in the same general area and by companies engaged in the same or similar businesses and maintain professional liability and malpractice insurance against claims usually insured against by companies engaged in the same or similar businesses, and furnish to each Lender, upon written request by the Administrative Agent, full information as to the insurance carried.

Section 5.03 Conduct of Business; Maintenance of Existence.

          (a)   The Borrower and its Material Subsidiaries will continue to engage primarily in business of the same general type as now conducted by the Borrower and its Material Subsidiaries.

          (b)   The Borrower and each Material Subsidiary will preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain its rights, privileges and franchises necessary or desirable in the normal conduct of business, provided that (i) the foregoing shall not prohibit any merger, consolidation or sale of assets expressly permitted by Section 5.06 and (ii) any Material Subsidiary may liquidate or dissolve if the Borrower in good faith determines that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries and not materially adverse to the Lenders.

Section 5.04 Compliance with Laws.

        The Borrower and each Material Subsidiary will comply with all material applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including without limitation Environmental Laws, ERISA and the rules and regulations thereunder and Public Law 92-603), and hold and maintain in full force and effect all certifications, governmental approvals, licenses and permits necessary or desirable to enable the Borrower and its Material Subsidiaries to conduct their respective businesses as now conducted, except where the failure to comply therewith or hold and maintain such certifications, governmental approvals, licenses or permits could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05 Inspection of Property, Books and Records.

        The Borrower, the Subsidiary Guarantors and each Material Subsidiary will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of the Administrative Agent or the Syndication Agent (at the request of any Lender) at such requesting Lender's expense to visit and inspect any of their respective properties, to examine and make abstracts (at such Lender's expense, unless an Event of Default shall have occurred and be continuing, in which case at the Borrower's expense) from any of their respective books and records and to discuss their respective affairs, finances and accounts with officers of the Borrower and with the accountants of the Borrower, all upon reasonable notice and at such reasonable times and as often as may reasonably be desired.

Section 5.06 Consolidations, Mergers and Sales of Assets.

        The Borrower will not merge or consolidate with any other Person, or sell or otherwise transfer all or substantially all of its assets to any other Person, unless after giving effect to such merger, consolidation, sale or other transfer, (i) no Default shall have occurred and be continuing and (ii) the corporation surviving such merger or consolidation (if other than the Borrower) or the Person acquiring such assets is organized under the laws of a state of the United States and assumes in writing all the obligations of the Borrower hereunder and said surviving corporation or acquiring Person delivers to each Lender an opinion of counsel reasonably satisfactory to the Required Lenders, in form and substance satisfactory to the Required Lenders, to the effect that the assumption of such obligations by such surviving corporation or acquiring Person is effective and is fully binding upon and enforceable against such surviving corporation or acquiring Person.

Section 5.07 Negative Pledge.

        After the Closing Date, neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

          (a)   any Lien existing prior to the Closing Date securing Debt;

          (b)   any Lien on bonds issued by the Metrocrest Hospital Authority (and related proceeds and other distributions) granted to secure the Borrower's obligations under the Metrocrest Reimbursement Agreement and the Securities Pledge and Security Agreement referred to therein;

          (c)   any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by clause (a) above; provided that (i) the principal amount of such Debt is not increased and (ii) such Debt is not secured by any additional assets;

          (d)   if the letters of credit issued pursuant to the Metrocrest Reimbursement Agreement are replaced by other letters of credit issued for the same purpose, any Lien securing the Borrower's obligations under the reimbursement agreement relating to such replacement letters of credit; provided that (i) the aggregate amount of such letters of credit does not exceed $70,000,000 and (ii) the Borrower's obligations under the related reimbursement agreement are not secured or required to be secured by any assets except the assets by which the Borrower's obligations under the Metrocrest Reimbursement Agreement are secured or required to be secured;

          (e)   any Lien securing Non-Recourse Purchase Money Debt;

          (f)    any Lien on assets of a Person which becomes a Subsidiary after the Closing Date; provided that such Lien secures only (i) Debt of such Person that is outstanding when such Person becomes a Subsidiary and was not created in contemplation of such event or (ii) Debt incurred solely for the purpose of refinancing Debt described in the foregoing clause (i);

          (g)   carriers', warehousemen's, mechanics', transporters, materialmen's, repairmen's or other like Liens arising in the ordinary course of business;

          (h)   any Lien imposed by any governmental authority for taxes, assessments, governmental charges, duties or levies not delinquent or which are being contested in good faith and by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower and its Subsidiaries in accordance with GAAP;

          (i)    Liens on cash and cash equivalents securing obligations of the Borrower and its Subsidiaries with respect to workers' compensation, malpractice and other insurance policies;

          (j)    Liens arising in the ordinary course of business (other than Liens permitted by clause (g), (h) or (i) above) which (i) do not secure Financial Obligations and (ii) do not secure monetary obligations in an aggregate outstanding amount exceeding $70,000,000;

          (k)   Liens on cash and cash equivalents securing Hedging Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may not exceed $100,000,000 at any time;

          (l)    any Lien on an asset leased by the Borrower or a Subsidiary under a capital lease securing its obligations as lessee under such capital lease;

          (m)  any Lien on any asset of a Subsidiary securing Debt owed to the Borrower;

          (n)   Liens on Collateral granted by the Credit Parties under the Security Documents; and

          (o)   Liens (other than Liens on capital stock of a Subsidiary) not otherwise permitted by the foregoing clauses of this Section securing Debt; provided that, immediately after any such Debt is incurred, the sum of (i) the aggregate outstanding principal amount of all Debt secured pursuant to this clause and (ii) without duplication, the aggregate outstanding principal amount of Debt of Subsidiaries incurred in reliance on clause (h) of Section 5.08 shall not exceed $175,000,000 at any time.

Section 5.08 Debt of Subsidiaries.

        After the Closing Date, no Subsidiary will incur, assume or otherwise be liable in respect of any Debt, except:

          (a)   Debt outstanding at the close of business on November 30, 2000 in an aggregate principal or face amount not exceeding $400,000,000;

          (b)   Debt owing to the Borrower;

          (c)   Non-Recourse Purchase Money Debt;

          (d)   Debt of any Person which becomes a Subsidiary after the Closing Date; provided that (i) such Debt is outstanding when such Person becomes a Subsidiary and was not created in contemplation of such event or (ii) such Debt is incurred solely for the purpose of refinancing Debt described in the foregoing clause (i);

          (e)   Guarantees by any Subsidiary of Debt relating to any assets sold or otherwise disposed of by it; provided that such Debt was outstanding when such assets were disposed of and was not created in contemplation of the disposition thereof;

          (f)    Debt consisting of the obligations of any Subsidiary as lessee which are capitalized in accordance with GAAP;

          (g)   Guarantees by any Subsidiary Guarantor under the Guarantee and Pledge Agreement; and

          (h)   Debt of any Subsidiary not otherwise permitted by the foregoing clauses of this Section; provided that immediately after any such Debt is incurred, the sum of (i) the aggregate outstanding principal amount of all Debt of Subsidiaries permitted by this clause (h) and (ii) without duplication, the aggregate principal amount of secured Debt of the Borrower or any Subsidiary incurred in reliance on clause (o) of Section 5.07 shall not exceed $175,000,000 at any time.

Section 5.09 Organizational Documents.

        On or before February 1, 2005, the Borrower will deliver to the Administrative Agent the following documents in form and substance reasonably satisfactory to the Administrative Agent:

          (a)   copies of the Organization Documents of each Subsidiary Guarantor certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Subsidiary Guarantor to be true and correct as of the Closing Date;

          (b)   (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of responsible officers of each Subsidiary Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each responsible officer thereof authorized to act as a responsible officer in connection with this Agreement and the other Financing Documents to which such Subsidiary Guarantor is a party and (ii) such certificates of resolutions or other action of the responsible officer of the Borrower as the Administrative Agent may require evidencing the authority of each responsible officer thereof to act a responsible officer in connection with this Agreement and the other Financing Documents; and

          (c)   such documents and certifications as the Administrative Agent may reasonably require to evidence that each Subsidiary Guarantor is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

Section 5.10 [Reserved]

Section 5.11 [Reserved]

Section 5.12 Restricted Payments.

        Neither the Borrower nor any Subsidiary will declare or make (i) any dividend or other distribution on any shares of capital stock of the Borrower (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption or other acquisition of any Equity Interests in the Borrower (any such dividend, distribution or payment, a "Restricted Payment"), unless (x) no Default has occurred and is continuing and (y) the aggregate amount of Restricted Payments made after the Closing Date is less than $50,000,000 (provided that, in determining such aggregate amount of Restricted Payments, the aggregate payment for a number of shares of common stock of the Borrower repurchased by it after the Closing Date up to but not exceeding the aggregate number of shares of such common stock issued after the Closing Date upon exercise of employee stock options, shall be deemed to be the positive difference, if any, between (1) the aggregate purchase price of such repurchased shares and (2) the aggregate exercise price of such stock options.

Section 5.13 Transactions with Affiliates.

        The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary as it could have obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit (x) any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing or (y) any such transaction between or among the Borrower and its Subsidiaries.

Section 5.14 Payment of Dividends by Material Subsidiaries.

        After the Closing Date neither the Borrower nor any of its Material Subsidiaries will enter into any agreement or arrangement which would limit in any way the ability of any Material Subsidiary to pay any dividend.

Section 5.15 Use of Proceeds.

          (a)   The Letters of Credit will be used by the Borrower for the general corporate purposes of the Borrower and its Subsidiaries.

          (b)   No Letter of Credit will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U in any manner which would (i) violate any applicable law or regulation or (ii) require any Form FRU-1 or any successor form to be executed.

Section 5.16 Prepayment of Debt.

        Neither the Borrower nor any Subsidiary shall prepay, repurchase, redeem or defease the principal of any Debt (other than the Letters of Credit) unless the aggregate principal amount of Debt (other than the Letters of Credit) prepaid, repurchased, redeemed or defeased by the Borrower and its Subsidiaries subsequent to the Closing Date is less than $450,000,000.

ARTICLE 6
DEFAULTS

Section 6.01 Events of Default.

        If one or more of the following events ("Events of Default") shall have occurred:

          (a)   any LC Reimbursement Obligation, any interest on any LC Reimbursement Obligation, any fee or any other amount payable under any Financing Document shall not be paid within three Domestic Business Days after it becomes due;

          (b)   the Borrower or any Subsidiary shall fail to comply with any covenant applicable to it contained in Section 5.01(e) and Sections 5.06 through 5.16, inclusive;

          (c)   the Borrower shall fail to observe or perform any covenant or agreement contained in the Financing Documents (other than those covered by clause (a) or (b) above) within 30 days after the earlier of (i) the date the Borrower first learns of such failure and (ii) the date written notice thereof has been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

          (d)   any representation, warranty, certification or statement made by the Borrower in the Financing Documents or by the Borrower or any Subsidiary in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made);

          (e)   the Borrower and/or one or more Subsidiaries shall fail to make one or more payments in respect of Material Financial Obligations when due or within any applicable grace period;

          (f)    any event or condition shall occur which results in the acceleration of the maturity of any Material Financial Obligations, or enables (any applicable grace period having expired) the holder or holders of any Material Financial Obligations or any Person acting on their behalf to accelerate the maturity thereof;

          (g)   the Borrower or any Material Subsidiary (other than Redding Medical Center, Inc.) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (h)   an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary (other than Redding Medical Center, Inc.) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary (other than Redding Medical Center, Inc.) under the federal bankruptcy laws as now or hereafter in effect;

          (i)    any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $70,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA or premium-related penalties) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $70,000,000;

          (j)    a judgment or order for the payment of money in excess of $70,000,000 (net of insurance to the extent that the insurer shall have admitted coverage thereof) shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

          (k)   any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 20% or more of the outstanding shares of common stock of the Borrower; or Continuing Directors shall no longer constitute a majority of the Borrower's board of directors;

          (m)  any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Credit Party not to he, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Financing Documents or (ii) as a result of the Administrative Agent's failure to maintain possession of any stock certificates or other documents delivered to it under the Guarantee and Pledge Agreement; or

          (n)   any Subsidiary Guarantor's Guarantee under the Guarantee and Pledge Agreement shall at any time fail to constitute a valid and binding agreement of such Subsidiary Guarantor or any party shall so assert in writing;

then, and in every such event, while such event is continuing, the Administrative Agent shall:

            (i)    if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate; and

            (ii)   declare any LC Reimbursement Obligations, all interest accrued and unpaid thereon and any and all other indebtedness and obligations of any and every kind owing by the Credit Parties to the Administrative Agent, the LC Issuing Bank and/or any of the Lenders hereunder or under any other Financing Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

provided that, if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, then without any notice to the Borrower or any other act by the Administrative Agent, the LC Issuing Bank or the Lenders, any obligation of the LC Issuing Bank to issue Letters of Credit shall automatically terminate, the Commitments shall thereupon terminate, the unpaid LC Reimbursement Obligations and all interest and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Administrative Agent, the LC Issuing Bank and/or any of the Lenders hereunder or under any other Financing Document shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02 Notice of Default.

        The Administrative Agent shall give notice to the Borrower under clause (c) of Section 6.01 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

ARTICLE 7
THE ADMINISTRATIVE AGENT

Section 7.01 Appointment and Authorization.

        Each of the Lenders and the LC Issuing Bank irrevocably appoints and authorizes the Administrative Agent (i) to sign and deliver the Security Documents and (ii) to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to it by the terms thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02 Administrative Agent and Affiliates.

        Bank of America shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent and the term "Lender" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Bank of America and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any of the Borrower's Subsidiaries or Equity Affiliates as if it were not the Administrative Agent under any of the Financing Documents.

Section 7.03 Action by the Administrative Agent.

        The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, the Administrative Agent:

          (a)   shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Financing Document or applicable law;

          (c)   shall not, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided hereunder) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the LC Issuing Bank.

        The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04 Consultation with Experts.

        The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it with reasonable care and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05 Liability of the Administrative Agent.

        Neither the Administrative Agent, nor any of its Affiliates and their respective directors, officers, agents or employees shall be liable for any action taken or not taken by such Person in connection with any Financing Document (i) in the absence of its own gross negligence or willful misconduct or (ii) with the consent or at the request of the Required Lenders, provided that this clause (ii) shall not affect any rights the Borrower may have against the Lenders that made such request. Neither the Administrative Agent, nor its Affiliates and their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Financing Document; (ii) the performance or observance of any of the covenants or agreements of the Borrower in any Financing Document; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of any Financing Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 7.06 Indemnification.

        The Lenders shall, ratably in accordance with their Credit Exposures, indemnify the Administrative Agent, the LC Issuing Bank and their respective Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the relevant indemnitee's gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the Financing Documents or any action taken or omitted by the relevant indemnitee thereunder.

Section 7.07 Credit Decision.

        Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 7.08 Successor Administrative Agent.

        The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $50,000,000; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the LC Issuing Bank under any of the Financing Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations (excepting liabilities previously incurred) hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.09 Fees.

        The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

Section 7.10 Other Agents.

        The Syndication Agent, in its capacity as such, shall have no duties or obligations of any kind under the Financing Documents. The use of the term "Agent" in this Agreement is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and, in the case of the Administrative Agent, such term is intended to create or reflect only an administrative relationship between independent contracting parties.

ARTICLE 8
CHANGE IN CIRCUMSTANCE

Section 8.01 Increased Cost and Reduced Return.

          (a)   If, on or after the date hereof, in the case of any Letter of Credit or any obligation to issue or participate in any Letter of Credit, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Domestic Lending Office) or the LC Issuing Bank with any request or directive (whether or not having the force of law) made on or after the date of this Agreement by any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit (including Letters of Credit and participations therein) extended by, any Lender (or its Domestic Lending Office) or the LC Issuing Bank or shall impose on any Lender (or its Domestic Lending Office) or the LC Issuing Bank or on the London interbank market any other condition affecting its obligations hereunder in respect of Letters of Credit, and the result of any of the foregoing is to increase the cost to such Lender (or its Domestic Lending Office) or the LC Issuing Bank of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Domestic Lending Office) or the LC Issuing Bank under this Agreement, by an amount deemed by such Lender or the LC Issuing Bank to be material, then, within 15 days after demand by such Lender or the LC Issuing Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or the LC Issuing Bank such additional amount or amounts as will (subject to subsection (e) of this Section) compensate such Lender or the LC Issuing Bank for such increased cost or reduction.

          (b)   If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) made on or after the date of this Agreement by any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will (subject to subsection (d) of this Section) compensate such Lender (or its Parent) for such reduction.

          (c)   Each Lender and the LC Issuing Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the LC Issuing Bank to compensation pursuant to this Section and will designate a different Domestic Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or the LC Issuing Bank, be otherwise disadvantageous to it. A certificate of any Lender or the LC Issuing Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the method of calculation thereof and shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the LC Issuing Bank may use any reasonable averaging and attribution methods.

          (d)   No Lender shall be entitled to claim compensation pursuant to this Section for (i) Taxes or Other Taxes (as such terms are defined in Section 8.04) or (ii) any increased cost or reduction incurred or accrued more than 90 days before such Lender first notifies the Borrower of the change in law or other circumstance on which such claim is based.

Section 8.02 Taxes.

          (a)   For purposes of this Section, the following terms have the following meanings:

            "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to any Financing Document, and all liabilities with respect thereto, excluding (i) in the case of each Lending Party, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or in which its Domestic Lending Office is located and (ii) in the case of each Lender, any United States withholding tax imposed on such payments but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement.

            "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to any Financing Document, or from the execution or delivery of, or otherwise with respect to, any Financing Document.

          (b)   Any and all payments by any Borrower to or for the account of any Lending Party under any Financing Document shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.02) such Lending Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

          (c)   The Borrower agrees to indemnify each Lending Party for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Lending Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lending Party makes demand therefor.

          (d)   Each Lending Party organized under the laws of a jurisdiction outside the United States, on or prior to its execution and delivery of this Agreement in the case of each Lending Party listed on the signature pages hereof and on or prior to the date on which it becomes a Lending Party in the case of each other Lending Party, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lending Party remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lending Party is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Lending Party from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lending Party or certifying that the income receivable pursuant to the Financing Documents is effectively connected with the conduct of a trade or business in the United States.

          (e)   For any period with respect to which a Lending Party has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 8.02(d) (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such form originally was required to be provided), such Lending Party shall not be entitled to indemnification under Section 8.02(b) or (c) with respect to Taxes imposed by the United States; provided that if a Lending Party, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lending Party shall reasonably request to assist such Lending Party to recover such Taxes.

          (f)    If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.02, such Lender will change the jurisdiction of its Domestic Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

ARTICLE 9
MISCELLANEOUS

Section 9.01 Notices.

        All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party:

          (x)   in the case of the Borrower or the Administrative Agent, at its address, facsimile number or telex number set forth on Schedule 9.01 hereto,

          (y)   in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or

          (z)   in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.

Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number referred to in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent or the LC Issuing Bank under Article 2 or Article 8 shall not be effective until received.

Section 9.02 No Waivers.

        No failure or delay by any Lending Party in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03 Expenses; Indemnification.

          (a)   The Borrower shall pay (i) all out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of the Financing Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder, (ii) all out-of-pocket expenses of BAS and CUSA (but not any fees and disbursements of counsel) in connection with the preparation of the Financing Documents and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Lending Party, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and any collection, bankruptcy, insolvency, workout or other enforcement proceedings resulting therefrom.

          (b)   The Borrower shall indemnify each Lending Party, BAS, CUSA and their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of any Financing Document or any actual or proposed use by the Borrower or any of its Subsidiaries or Equity Affiliates of any Letters of Credit or any proceeds of the Loans; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

          (c)   To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof.

Section 9.04 Set-offs; Sharing.

          (a)   If (i) an Event of Default has occurred and is continuing and (ii) the requisite Lenders have requested the Administrative Agent to declare the LC Reimbursement Obligations to be immediately due and payable pursuant to Section 6.01, or the LC Reimbursement Obligations and other obligations under the Financing Documents have become immediately due and payable without notice as provided in Section 6.01, then each Lending Party and each of their respective Affiliates is hereby authorized by the Borrower at any time and from time to time, to the extent permitted by applicable law, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lending Party or any such Affiliate to or for the account of the Borrower against any obligations of the Borrower to such Lending Party now or hereafter existing under this Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether such Lending Party shall have made any demand for payment under this Agreement. Each Lending Party agrees promptly to notify the Borrower after any such set-off and application made by such Lending Party; provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lending Parties under this subsection are in addition to any other rights and remedies which they may have.

          (b)   Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the participations in LC Reimbursement Obligations held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of participations in LC Reimbursement Obligations held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in LC Reimbursement Obligations held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of participations in LC Reimbursement Obligations held by the Lenders shall be shared by the Lenders pro rata.

          (c)   Nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness in respect of the LC Reimbursement Obligations.

          (d)   The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a LC Reimbursement Obligation, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.05 Amendments and Waivers.

        Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the LC Issuing Bank are affected thereby, by the LC Issuing Bank, as the case may be); provided that no such amendment or waiver shall:

          (i)    unless signed by all the Lenders, increase or decrease any Commitment (except for a ratable decrease in all the Commitments), postpone the date fixed for the termination of any Commitment or, except as expressly provided in Section 2.01(f), extend the expiry date of any Letter of Credit, reduce the amount of any LC Reimbursement Obligation or any interest thereon, or postpone the Termination Date or any date fixed for any payment of any LC Reimbursement Obligation or any interest thereon;

          (ii)   unless signed by all the Lenders entitled to receive such fees, reduce or postpone the date fixed for any scheduled payment of fees hereunder; or

          (iii)  unless signed by all the Lenders, change any provision of this Section or any other provision of this Agreement specifying which Lenders may take any action that the Lenders or any of them are entitled to take hereunder.

Section 9.06 Successors and Assigns.

          (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights under the Financing Documents without the prior written consent of all the Lenders and the LC Issuing Bank.

          (b)   Any Lender may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its participations in the Letters of Credit. If any Lender grants such a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower, the LC Issuing Bank and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Financing Documents. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower and the LC Issuing Bank under the Financing Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision thereof; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i) or (ii) of Section 9.05 without the consent of the Participant. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c)   Any Lender may at any time after the Closing Date assign to an Eligible Assignee all, or a pro rata part of all, of its rights and obligations under the Financing Documents, and such Eligible Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto signed by such Eligible Assignee and such transferor Lender; provided that:

            (A)  if such Eligible Assignee is not an Affiliate of the transferor Lender and was not a Lender immediately prior to such assignment, then, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise agree, the portion of the transferor Lender's Commitment assigned to such Eligible Assignee shall be at least $5,000,000; and

            (B)  unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise agree or the transferor Lender assigns its entire Commitment to such Eligible Assignee, the transferor Lender and/or its Affiliates shall retain, in the aggregate, a Commitment at least equal to $5,000,000.

When such Assignment and Assumption Agreement has been signed and delivered to the Administrative Agent and such Eligible Assignee has paid to such transferor Lender an amount equal to the purchase price agreed between such transferor Lender and such Eligible Assignee, such Eligible Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender to the extent set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Eligible Assignee. In connection with any such assignment, either the transferor Lender or the Eligible Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Eligible Assignee is not incorporated under the laws of the United States or a State thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.02(d).

          (d)   Any Lender may at any time assign all or any portion of its rights under the Financing Documents to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations thereunder.

          (e)   No Eligible Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under or by reason of Section 8.01 or 8.02 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.01 or 8.02 requiring such Lender to designate a different Domestic Lending Office under certain circumstances or, in the case of an Eligible Assignee, at a time when the circumstances giving rise to such greater payment did not exist. Subject to the foregoing limitation, any Lender claiming compensation or indemnification pursuant to Section 8.01 or 8.02 may include in its claim similar compensation or indemnification for any Participant having a participating interest in such Lender's rights.

Section 9.07 No Reliance on Margin Stock as Collateral.

        Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.08 Confidentiality.

        Each Lending Party agrees to keep any information delivered or made available by the Borrower to it confidential from anyone other than persons employed or retained by such Lending Party who are, or are expected to be, engaged in evaluating, approving, structuring or administering the credit facility provided herein; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (f) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Lending Party's legal counsel and independent auditors, (i) to any Affiliate of such Lending Party, solely in connection with this Agreement or any other transaction or proposed transaction between such Lending Party and/or its Affiliates and the Borrower and/or its Affiliates, and (j) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Eligible Assignee.

Section 9.09 WAIVER OF JURY TRIAL.

        THE BORROWER AND EACH LENDING PARTY HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 9.10 GOVERNING LAW; SUBMISSION TO JURISDICTION.

        EACH OF THE FINANCING DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.11 Counterparts; Integration.

        This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.12 USA PATRIOT Act Notice.

        Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower:
TENET HEALTHCARE CORPORATION
	By:	/s/ F. SCOTT KELLMAN Name: F. Scott Kellman Title: Senior Vice President, Corporate Finance and Treasurer
Administrative Agent:
BANK OF AMERICA, N.A., as Administrative Agent
	By:	/s/ KEVIN R. WAGLEY Name: Kevin R. Wagley Title: Senior Vice President
Lenders:
BANK OF AMERICA, N.A., as LC Issuing Bank and Lender
	By:	/s/ KEVIN R. WAGLEY Name: Kevin R. Wagley Title: Senior Vice President
CITICORP USA, INC., as Syndication Agent and Lender
	By:	/s/ MYLES KASSIN Name: Myles Kassin Title: Vice President

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TABLE OF CONTENTS
CREDIT AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 THE LETTERS OF CREDIT
ARTICLE 3 CONDITIONS
ARTICLE 4 REPRESENTATIONS AND WARRANTIES
ARTICLE 5 COVENANTS
ARTICLE 6 DEFAULTS
ARTICLE 7 THE ADMINISTRATIVE AGENT
ARTICLE 8 CHANGE IN CIRCUMSTANCE
ARTICLE 9 MISCELLANEOUS